Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

RADIUS HEALTH, INC.

WITH AND INTO

MPM ACQUISITION CORP.

(Pursuant to Section 253 of the Delaware General Corporation Law)

The undersigned, C. Richard Edmund Lyttle, President and Chief Executive Officer of MPM Acquisition Corp., a Delaware corporation (the “Corporation”), hereby certifies:

1.             That the Corporation was incorporated on February 4, 2008 pursuant to the provisions of the Delaware General Corporation Law;

2.             That the Corporation owns all of the outstanding shares of each class of the capital stock of Radius Health, Inc., a Delaware corporation, incorporated on October 3, 2003 (“Radius”);

3.             That the Corporation, by the following resolutions of its Board of Directors, duly approved and adopted in an Action by Written Consent of the Board of Directors on May 17, 2011, determined to merge Radius with and into itself on the terms and conditions set forth in such resolutions:

RESOLVED:

That Radius be merged with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law, with the Corporation being the surviving corporation (herein, the “Merger”), and that, in connection with the Merger, the Corporation shall assume all of the liabilities and obligations of Radius;

RESOLVED:	That upon the effective date of the Merger, the name of the Corporation shall be changed to “Radius Health, Inc.”;

RESOLVED:

That each and any officer of the Corporation be, and each of them acting singly hereby is, authorized and directed, in the name and on behalf of the Corporation, to make, execute and acknowledge a Certificate of Ownership and Merger, as required by Section 253 of the Delaware General Corporation Law, setting forth a copy of the resolutions authorizing and approving the Merger and the assumption by the Corporation of all of the liabilities and obligations of Radius, and changing the name of the Corporation to “Radius Health, Inc.” upon the effective date of the Merger, and to file said Certificate of Ownership and Merger with the Secretary of State of the State of Delaware;

RESOLVED:

That each and any officer of the Corporation be, and each of them acting singly hereby is, authorized and directed, in the name and on behalf of the Corporation, to take such actions and to execute and deliver such agreements, documents and other instruments as may be necessary or appropriate to give effect to the foregoing resolutions, with the taking of any such action and the execution of any such agreement, document or other instrument to be conclusive evidence of the approval and due authorization hereunder.

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IN WITNESS WHEREOF, MPM Acquisition Corp. has caused this Certificate of Ownership and Merger to be signed by C. Richard Edmund Lyttle, its President and Chief Executive Officer, this 17th day of May, 2011.

/s/ C. Richard Edmund Lyttle
C. Richard Edmund Lyttle
President and Chief Executive Officer